Filed Pursuant to Rule 424b5
Registration No. 333-188817

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 7, 2013)

4,250,000 Common Shares

GasLog Ltd.

We are selling 4,250,000 of our common shares.

We have granted the underwriters an option to purchase up to an additional 637,500 common shares.

Our common shares are listed on the New York Stock Exchange under the symbol “GLOG”. The last reported sale price of our common shares on the New York Stock Exchange on April 10, 2014 was $24.90 per share.

Investing in our common shares involves risk. Please read the section entitled “Risk Factors” on page S-14 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 27, 2014 before you make an investment in our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$23.7500	$100,937,500
Underwriting Discounts and Commissions(1)	$1.1875	$5,046,875
Proceeds to GasLog Ltd. (before expenses)	$22.5625	$95,890,625

(1)	See “Underwriting” for additional information regarding the total underwriting compensation.

The underwriters expect to deliver the common shares on or about April 16, 2014.

Joint Book Running Managers

Citigroup	RS Platou Markets AS

April 11, 2014

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This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference”. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors on page S-14 of this prospectus supplement and beginning on page 5 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”), on March 27, 2014 (“Annual Report on Form 20-F”).

Unless otherwise indicated, references in this prospectus to “GasLog”, the “Company”, the “Group”, “we”, “our”, “us” or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries, or to such entities collectively. References to “BG Group” refer to BG Group plc or any one or more of its subsidiaries or to such entities collectively; and references to “Shell” refer to Royal Dutch Shell plc or any one or more of its subsidiaries or to such entities collectively. References to “cbm” refer to cubic meters.

Our Company

We are a growth-oriented international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. After giving effect to the acquisition of three ships from BG Group on April 10, 2014, or the “Completed Vessel Acquisition”, and an additional three ships that we agreed, on April 10, 2014, to purchase from BG Group, or the “Pending Vessel Acquisition”, together the “Vessel Acquisitions”, as described under “—Recent Developments—Vessel Acquisitions”, our owned fleet will consist of twenty-one wholly-owned LNG carriers, including fourteen ships on the water (two ships delivered in 2010, five ships delivered in 2013, one on-the-water ship acquired in 2013, three ships acquired in the Completed Vessel Acquisition, and the three ships to be acquired pursuant to the Pending Vessel Acquisition), and seven LNG carriers on order at Samsung Heavy Industries Co., Ltd., or “Samsung”. In addition, we have options to purchase additional LNG carriers from Samsung. After giving effect to the Vessel Acquisitions, we will manage and operate twenty LNG carriers, which include our fourteen owned ships on the water, five ships owned or leased by BG Group, and one additional LNG carrier in which we have a 25% interest. We are also supervising the construction of our newbuildings. After giving effect to the Vessel Acquisitions, fifteen of our twenty-one owned ships including all of our newbuildings are, or when delivered will be, high-specification LNG carriers equipped with modern tri-fuel diesel electric propulsion technology. We have multi-year time charter contracts for the seven ships that have been delivered, five of our newbuildings on order, the three ships acquired in the Completed Vessel Acquisition and the three ships to be acquired under the Pending Vessel Acquisition. Together, these charters represent, as of December 31, 2013, $2.95 billion total contracted revenue during their initial terms, which expire between 2015 and 2026.

On April 4, 2012, we completed an initial public offering and a concurrent private placement of our common shares that began trading on the New York Stock Exchange on March 30, 2012. On January 22, 2014 we completed a follow-on offering and concurrent private placement of a total of 13.2 million common shares and raised $199.4 million in net proceeds, which were used principally to fund a portion of the purchase price of the Completed Vessel Acquisition, the “January 2014 Equity Financing”. We became a public company to increase our liquidity, improve our access to capital and position our company to capture growth opportunities through fleet expansion. Since our initial public offering, and after giving effect to the Vessel Acquisitions, we have increased by approximately 111% the total carrying capacity of the ships in our fleet, which includes four newbuildings ordered and seven on-the-water ships acquired.

Our order book of new LNG carriers have staggered delivery dates, facilitating a smooth integration of the ships into our fleet and providing meaningful annual carrying capacity growth through 2016. Upon delivery of the last of our seven contracted newbuildings in 2016 and after giving effect to the Vessel Acquisitions, our owned fleet will have an average age of 4.8 years, making it one of the youngest in the industry.

We currently focus on multi-year time charters, as we believe that their economic terms offer us a combination of return on our investment, rate stability and re-chartering flexibility. Our current time charters have initial terms of up to ten years and include options that permit the charterers to extend the terms for successive multi-year periods under hire rate provisions that are comparable to those prevailing at the end of the expiring term. We will continue to evaluate the attractiveness of longer and shorter-term chartering opportunities as the commercial characteristics of the LNG carrier industry evolve.

Our wholly-owned subsidiary, GasLog LNG Services Ltd., exclusively handles the technical management of our fleet, including approval for new ship orders, supervision of ship construction and planning and supervision of drydockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental, or “HSSE”, management and reporting. As the sole technical manager of BG Group’s owned fleet of LNG carriers for over twelve years, we believe we have established a track record for the efficient, safe and reliable operation of LNG carriers, which is evidenced by our safety performance and the limited off-hire days of 20 ships currently operating under our management.

On April 7, 2014, we filed a registration statement on Form F-1 with the SEC for an initial public offering of units in a master limited partnership to be formed to own certain of our LNG carriers with multi-year charter contracts, or the “proposed MLP initial public offering”, as described under “—Recent Developments—Proposed Master Limited Partnership Units Offering”.

Our Owned and Managed Fleet

After giving effect to the Vessel Acquisitions, the chart below represents our fleet as of April 10, 2014.

Vessel Name		Year Built	Year of Delivery	Cargo Capacity (cbm)	Propulsion	Charterer	Charter Expiration
1	GasLog Savannah	2010	2010	155,000	TFDE	BG Group	2015(1)
2	GasLog Singapore	2010	2010	155,000	TFDE	BG Group	2016(1)
3	GasLog Chelsea	2010	2013	153,600	TFDE	Spot Market	n/a
4	GasLog Shanghai	2013	2013	155,000	TFDE	BG Group	2018(1)
5	GasLog Santiago	2013	2013	155,000	TFDE	BG Group	2018(1)
6	GasLog Sydney	2013	2013	155,000	TFDE	BG Group	2019(1)
7	GasLog Skagen	2013	2013	155,000	TFDE	BG Group	2021(2)
8	GasLog Seattle	2013	2013	155,000	TFDE	Shell	2020(1)
9	Methane Rita Andrea*	2006	2014	145,000	Steam	BG Group	2020(3)
10	Methane Jane Elizabeth*	2006	2014	145,000	Steam	BG Group	2020(3)
11	Methane Lydon Volney*	2006	2014	145,000	Steam	BG Group	2020(3)
12	Methane Shirley Elizabeth**	2007	2014	145,000	Steam	BG Group	2020(3)
13	Methane Heather Sally**	2007	2014	145,000	Steam	BG Group	2020(3)
14	Methane Alison Victoria**	2007	2014	145,000	Steam	BG Group	2020(3)

*	Denotes ships acquired from BG Group pursuant to the Completed Vessel Acquisition. See “—Recent Developments—Vessel Acquisitions—Completed Vessel Acquisition”.

**

Denotes ships to be acquired from BG Group pursuant to the Pending Vessel Acquisition. Currently, these ships are managed by the Company. See “—Recent Developments—Vessel Acquisitions—Pending Vessel Acquisition”.

(1)

Indicates the expiration of the initial term. The charterers have unilateral options to extend the term of the time charters for periods ranging from 30 months to 10 years, depending on the charter and whether all extension options under the charter are exercised.

(2)

Time charter provides for full employment for three years and a subsequent five year seasonal charter under which the ship is employed for seven months and available to accept other charters for five months.

(3)

Indicates the expiration of the initial term. The charterer will have unilateral options to extend the term of the time charters for four of the pending vessels for a period of either three or five years at its election.

Newbuildings

Vessel Name		Scheduled Delivery(1)	Cargo Capacity (cbm)	Propulsion	Charterer	Charter Expiration
1	GasLog Newbuilding—SHI #2042	Q2 2014	155,000	TFDE	Shell	2021 (2)
2	GasLog Newbuilding—SHI #2043	Q4 2014	155,000	TFDE	n/a	n/a
3	GasLog Newbuilding—SHI #2044	Q1 2015	155,000	TFDE	n/a	n/a
4	GasLog Newbuilding—SHI #2072	Q1 2016	174,000	TFDE	BG Group	2026(2)
5	GasLog Newbuilding—SHI #2073	Q2 2016	174,000	TFDE	BG Group	2026(2)
6	GasLog Newbuilding—SHI #2102	Q3 2016	174,000	TFDE	BG Group	2023(2)
7	GasLog Newbuilding—SHI #2103	Q4 2016	174,000	TFDE	BG Group	2023(2)

(1)	Expected delivery quarters are presented.

(2)

Indicates the expiration of the initial term. The charterers have unilateral options to extend the term of the time charters for periods ranging from 30 months to 10 years, depending on the charter and whether all extension options under the charter are exercised.

The Company also currently holds two fixed price options expiring on April 30, 2014 to purchase 174,000 cbm newbuildings from Samsung, and is in discussions over the extension of four options that expired on March 31, 2014. Each of the LNG carriers would be built against a very high specification.

Managed Vessels

Vessel Name		Year Built	Cargo Capacity (cbm)	Propulsion	GasLog Ownership	Ship Owner
1	Methane Julia Louise	2010	170,000	TFDE	—	BG Group
2	Methane Becki Anne	2010	170,000	TFDE	—	BG Group
3	Methane Patricia Camila	2010	170,000	TFDE	—	BG Group
4	Methane Mickie Harper	2010	170,000	TFDE	—	BG Group
5	Methane Kari Elin	2004	138,000	Steam	—	BG Group
6	Methane Shirley Elisabeth(1)	2007	145,000	Steam	—	BG Group
7	Methane Alison Victoria(1)	2007	145,000	Steam	—	BG Group
8	Methane Heather Sally(1)	2007	145,000	Steam	—	BG Group
9	Methane Nile Eagle(2)	2007	145,000	Steam	25%	Egypt LNG(2)

(1)	Denotes LNG carriers to be acquired pursuant to the Pending Vessel Acquisition.

(2)

The Methane Nile Eagle is owned by Egypt LNG Shipping Ltd., in which we indirectly hold a 25% equity interest. BG Asia Pacific Ptd. Limited, a subsidiary of BG Group, and Eagle Gas Shipping Co. E.S.A., an entity affiliated with the government of Egypt, have 25% and 50% equity interests, respectively, in Egypt LNG Shipping Ltd.

Recent Developments

Vessel Acquisitions

Completed Vessel Acquisition

On April 10, 2014 we acquired from an affiliate of BG Group three 145,000 cbm steam-powered LNG carriers, and chartered those ships back to BG Group for six-year initial terms on average. The time charters back to BG Group for the vessels are staggered with terms of 5.5 years, 6 years and 6.5 years, so that the vessels do not redeliver at the same time. BG Group has unilateral options to extend the term of the time charters for two of the ships for a period of either three or five years. The ships acquired pursuant to the Completed Vessel Acquisition are the Methane Rita Andrea, the Methane Jane Elizabeth, and the Methane Lydon Volney. GasLog supervised the construction of all three ships for BG Group and has provided technical management for the ships since delivery. The aggregate cost to GasLog for the ships was approximately $468.0 million. The Company estimates that these ships will generate approximately $426.3 million of incremental contracted revenue over their initial charter terms and add over $50 million per annum to GasLog’s EBITDA1. For the year ended December 31, 2013, the Company had consolidated revenues of $157.2 million and consolidated profit of $56.9 million.

The total cost of the Completed Vessel Acquisition is $468.0 million ($465.0 million of which was paid at closing), which was funded through a combination of debt and equity financing. On April 1, 2014, we entered into a loan agreement with Citibank, N.A., London Branch, or “Citibank”, for $325.5 million of debt financing with a two year maturity. The balance of the purchase price for the Completed Vessel Acquisition was provided out of the net proceeds of the January 2014 Equity Financing.

Pending Vessel Acquisition

On April 10, 2014, we entered into an agreement with an affiliate of BG Group for the Pending Vessel Acquisition, consisting of the purchase of three additional 145,000 cbm steam-powered LNG carriers, and the charter of those ships back to BG Group for six-year initial terms on average. The time charters back to BG Group for the vessels will be staggered with terms of 5.5 years, 6 years and 6.5 years, so that the vessels do not redeliver at the same time. BG Group will have unilateral options to extend the term of the time charters for two of the ships for a period of either three or five years. The ships to be acquired pursuant to the Pending Vessel Acquisition are the Methane Shirley Elizabeth, the Methane Heather Sally, and the Methane Alison Victoria. GasLog supervised the construction of all three ships for BG Group and has provided technical management for the ships since delivery. The aggregate cost to GasLog for the ships is expected to be approximately $468.0 million. The Company estimates that upon their acquisition, these ships will generate approximately the same amount of incremental contracted revenue and EBITDA1 as the Completed Vessel Acquisition.

We believe we have adequate financing sources in place to cover the estimated $468.0 million cost of the Pending Vessel Acquisition, which we expect to fund through a combination of debt and equity financing and available cash. We have obtained a commitment from Citibank for $325.5 million of senior secured debt financing with a two year maturity. While we expect the remaining

1 EBITDA, which represents earnings before interest income and expense, taxes, depreciation and amortization, is a non-GAAP financial measure. Projected EBITDA for these six LNG carriers being purchased by GasLog for the first twelve months of operation is based on the following assumptions:
• Closing of the Completed Vessel Acquisition on April 10, 2014 and closing of the Pending Vessel Acquisition in the third quarter of 2014, and timely receipt of charter hire specified in the charter contracts;
• Utilization of 363 days per year and no drydocking;
• Vessel operating and supervision costs and charter commissions per current internal estimates; and
• General and administrative expenses per current internal estimates.
Please see “Prospectus Summary—Summary Consolidated Financial and Other Data”.

$142.5 million to be funded largely with the proceeds from this offering, we had also obtained a commitment from Citibank for $100.0 million of short-term bridge loan financing. However, as a result of this offering we do not expect to draw under the bridge loan facility. Each of the bank commitments is subject to completion of satisfactory definitive documentation and other customary conditions.

The closing of the Pending Vessel Acquisition is subject to the satisfaction of certain conditions, including the completion of definitive documentation and necessary financing. We expect the transaction to close in the third quarter of 2014.

Proposed Master Limited Partnership Units Offering

On April 7, 2014, a subsidiary of the Company filed a registration statement with the SEC for an initial public offering of common units in a master limited partnership (the “MLP”) formed to own ocean-going LNG carriers with long-term charters. The MLP would seek to sell a portion of its common units to the public and use the net proceeds primarily to reduce existing indebtedness, with a portion being available to the Company. The Company would own the general partner of the MLP and initially a majority of its total equity. As a result, the MLP would be controlled by the Company.

If the transaction is completed as currently contemplated, the MLP would initially own three vessels with multi-year charters that will be contributed to it by the Company, the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney, would hold options to acquire for fair market value nine additional vessels (excluding vessels to be acquired pursuant to the Pending Vessel Acquisition) from the Company that are either currently in the water or scheduled for delivery and, in either case, currently have multi-year charters, and would have a right to acquire for fair market value any additional ocean-going LNG carriers with cargo capacities greater than 75,000 cbm that the Company acquires or recharters that have charters of five full years or more in duration. The Company will have a reciprocal right to acquire any LNG carriers with cargo capacities greater than 75,000 cbm that the MLP proposes to sell, transfer or dispose of and that have charters of five full years or more in duration. Unless otherwise required pursuant to the terms of a particular charter, all vessels owned by the MLP will be managed by the Company.

The Company would be entitled to share in quarterly distributions paid on the general and limited partnership interests it holds, as well as certain incentive distribution rights that would entitle the Company to an increasing portion of any incremental distributions over certain thresholds. The Company would also be entitled to receive fees from providing commercial and ship management services to the MLP, as well as administrative services.

Completion of the MLP offering remains subject to, among other things, the completion of the SEC registration process, final board approval, certain third party consents, reaching agreement with the underwriters, pricing and market conditions. Accordingly, the MLP offering may not occur on the terms described above or in the registration statement for the MLP offering or at all. This description does not constitute an offer to sell or the solicitation of an offer to buy common units of the MLP. The registration statement for the MLP relating to the common units of the MLP has been filed with the SEC but has not yet become effective. Common units of the MLP may not be sold nor may offers be accepted prior to the time the registration statement for the MLP offering becomes effective. For a discussion of certain risks related to the proposed MLP transaction, see “Risk Factors—Risks Related to the Proposed MLP Initial Public Offering.”

Recent Ship Deliveries

In the first three quarters of 2013, we took delivery of the GasLog Santiago, Gaslog Shanghai, Gaslog Sydney and Gaslog Skagen, all of which are 155,000 cbm capacity LNG carriers with tri-fuel diesel electric propulsion, and are on multi-year charters to BG Group.

In the fourth quarter of 2013, we took delivery of the GasLog Chelsea, a 153,600 cbm capacity LNG carrier with tri-fuel diesel electric propulsion. We also took delivery of the GasLog Seattle, a

155,000 cbm capacity LNG carrier with tri-fuel diesel electric propulsion constructed by Samsung. The GasLog Seattle is chartered to a subsidiary of Shell for an initial term of seven years.

Dividends

On November 13, 2013, our Board of Directors determined to raise our quarterly dividend from $0.11 per share to $0.12 per share, beginning with the dividend paid on December 9, 2013. See “Dividend Policy”.

On February 27, 2014, our Board of Directors declared a quarterly cash dividend of $0.12 per common share that was paid on March 25, 2014, to shareholders of record as of March 10, 2014.

Business Opportunities

With the global demand for natural gas increasing and LNG’s share of the international natural gas trade expanding within the sector, we believe that this is a favorable time to grow GasLog through the addition of modern ships. We believe the following attributes of the LNG industry create an attractive environment in which to expand our business:

Natural gas and LNG are strong and growing components of global energy supply. Natural gas accounted for 24% of the world’s energy consumption in 2012. Over the last two decades natural gas has been one of the world’s fastest increasing energy sources, growing at approximately twice the rate of oil consumption over the same period. We believe LNG, which accounted for 32% of overall cross-border trade of natural gas in 2012, will continue to increase its share for at least the next several years. Because of the cost and environmental advantages of natural gas relative to other energy sources, together with the increased availability of natural gas supply, we believe that demand for natural gas and LNG in particular will also continue to grow in the future.

The demand for LNG shipping is expected to grow. Disparities in the pricing of natural gas between producing regions with natural gas reserves and consuming regions, such as the Far East, have created arbitrage opportunities for LNG producers and traders. These arbitrage opportunities, the growing distance between the producing regions and end buyers and the cost advantages of LNG shipping as compared to transporting natural gas by pipeline, have led to an increase in the transportation of natural gas in the form of LNG of 21.3% in 2010 and 11.1% in 2011. Although LNG trade declined by 2.8% in 2012 and is estimated to have declined by 0.4% in 2013, we believe that planned capacity increases in liquefaction and regasification terminals will support increasing LNG trade in the future. Based on the current pipeline of liquefaction projects that are planned or under construction, we currently estimate that liquefaction capacity will increase approximately 36% by 2016.

High barriers to entry should restrict the supply of new LNG carriers. The existing order book of LNG carriers represents only 31% of current LNG carrier fleet carrying capacity. Fleet growth was limited in 2013 but is expected to accelerate in 2014 and 2015. We believe that significant barriers to entry exist in the LNG shipping sector due to the large capital requirements, the limited availability of financing, the limited availability of qualified ship personnel and the need for a high degree of technical management capabilities. The industry also serves a demanding customer base that requires the highest quality operating standards. Finally, we believe the limited construction capacity at high-quality shipyards and the long lead time required for the construction of LNG carriers should also restrict the supply of new LNG carriers in the near-term.

Stringent customer certification standards favor experienced, high-quality operators. Energy companies have established increasingly high operational, safety and financial standards that independent owners of LNG carriers generally must meet in order to qualify for employment in their programs. Due to the fact that GasLog has managed LNG carriers for BG Group for over twelve years and had its technical management operations vetted by other major energy companies, we believe that these rigorous and comprehensive certification standards will enhance our ability to compete for new customers and charters relative to less qualified and less experienced ship operators.

Increasing ownership of the global LNG carrier fleet by independent owners. Independent owners have increased their share of the global LNG carrier fleet from approximately 22% in January 2004 to approximately 35% in January 2014. Orders by independent owners represent 57% of the current global order book. We believe private and state-owned energy companies will continue to seek high-quality independent owners for their growing LNG shipping requirements in the future, driven in part by large capital requirements and a recognition that owning and operating LNG ships are outside of their core areas of expertise. With twenty-one modern vessels and a staggered charter and newbuild delivery portfolio, we believe that GasLog is in a strong position to not only take advantage of the trend towards independent owners but also the increasing liquidity of the LNG transport market as more liquefaction and regasification capacity comes on line.

Our Competitive Strengths

We believe that our future business prospects are well supported by the following factors:

Significant built-in growth through fleet expansion. At the time of our initial public offering, we owned a fleet consisting of ten LNG carriers, including eight newbuildings on order. Since our initial public offering and after giving effect to the Vessel Acquisitions, we have increased the total carrying capacity of ships in our fleet, which includes ships on the water and newbuildings on order, by approximately 111%. After giving effect to the Vessel Acquisitions, our wholly-owned fleet will consist of twenty-one LNG carriers, including seven newbuildings on order. We also have options to purchase additional LNG carriers from Samsung.

Predictable and high-growth cash flow profile through secured charter contracts. Our multi-year time charters vary in duration and have staggered ending dates, with initial terms that expire between 2015 and 2026. We believe our revenue and cash flow profile exhibit meaningful growth and are relatively predictable. GasLog’s contracted charter revenues are estimated to increase from $145.41 million for the fiscal year 2013 to $424.20 million for the fiscal year 2017, based on multi-year contracts in effect as of April 10, 2014 for the eighteen ships in GasLog’s wholly-owned fleet for which multi- year time charters have been secured. This includes the ships’ contracted revenue that are part of the Vessel Acquisitions and the five newbuildings that are scheduled to be delivered on various dates in 2014, 2015 and 2016, but does not include extensions options.

Strong credit worthy counterparties. We have multi-year time charter contracts with BG Group and Shell for eighteen of the twenty-one ships in our owned fleet. By contracting with companies that we believe are financially strong such as BG Group and Shell, we believe we have minimized our counterparty risk.

Demonstrated access to financing. We have already financed total capital expenditures for fourteen of our LNG carriers, including three of our seven newbuildings on order and the vessels acquired pursuant to the Completed Vessel Acquisition, with a combination of committed bank debt and common equity. We may seek to take advantage of opportunities for other forms of financing that may be available, including through our proposed MLP initial public offering. Recently, we obtained $325.5 million in committed bank financing to fund a portion of the purchase price of the Pending Vessel Acquisition. We had also obtained a bridge loan facility for up to $100.0 million. However, as a result of this offering we do not expect to draw under the bridge loan facility. We believe that we are well placed to take advantage of business opportunities due to our operational platform along with the ongoing development of our capital structure. We feel that our ability to access financing will continue to allow us to capture market opportunities.

Newly-constructed and high specification LNG carriers. We believe that our ships offer attractive characteristics that provide a competitive advantage in securing future charters with customers and enhance the ships’ earnings potential. Upon delivery of the last of our seven contracted newbuildings in 2016 and after giving effect to the Vessel Acquisitions, our owned fleet will be among the youngest of any LNG shipping operator, with an average ship age of 4.8 years. Each of our twenty-one owned ships, with capacities in excess of 145,000 cbm, is compatible with most of the existing LNG terminals around the globe. In addition, we will have several sister ships in our fleet, which enables us to benefit from economies of scale and operating efficiencies in ship construction, crew training, crew rotation and shared spare parts. Fifteen of our twenty-one owned ships are, or when delivered will be, high-specification LNG carriers equipped with modern tri-fuel diesel electric propulsion technology, which is equipped on only approximately 15% of the current global LNG carrier fleet.

In-house management company with a track record for efficiency, safety and operational performance. Our owned fleet is technically managed through our wholly-owned subsidiary, GasLog LNG Services. This integrated approach allows us to offer our customers high-quality performance, reliability and efficiency while maintaining a close control over operating costs. GasLog LNG Services also actively supervises our new construction projects from design to delivery. As the sole technical manager to date of BG Group’s owned LNG carrier fleet over the last twelve years and more recently through managing our own ships, we have developed significant experience and know-how in the operation of LNG carriers. We believe that existing and prospective customers will seek to engage with our company for their chartering needs as a result of the combination of our safety track record, strong technical capabilities and reputation for high operating standards.

Experienced leadership team with extensive relationships in the LNG shipping sector. Our senior executives have an average of 27 years of shipping experience. In addition, under the leadership of our chairman, we have developed an extensive network of relationships with major energy companies, leading LNG shipyards, global financial institutions and other key participants throughout the shipping industry. We believe all these factors will, collectively, enhance our ability to attract new LNG business opportunities and implement our growth strategy.

We can provide no assurance, however, that we will be able to utilize our strengths described above. Please read “Risk Factors”.

Our Business Strategies

Our primary objectives are to grow our business profitably, increase earnings and distributable cash flow per share and maximize value to our shareholders by pursuing the following strategies:

Capitalize on growing demand for LNG shipping. As we take delivery of our fleet over the next few years, the earnings of our expanded fleet will position us financially to meet the growing demand for LNG shipping. We believe our industry reputation and relationships position us well to further expand our owned fleet to the extent that such capacity additions are accretive to returns.

Pursue a multi-year chartering strategy. Consistent with our focus on multi-year charters, we have secured time charters for seven of our eight delivered ships, for the three vessels acquired pursuant to the Completed Vessel Acquisition, for the three vessels to be acquired pursuant to the Pending Vessel Acquisition and for five of our seven newbuilding LNG carriers with a remaining initial term of up to ten years and staggered maturities (plus charterers’ options to extend the duration of the charters at specified rates). We believe that this strategy offers us a combination of return on our investment, rate stability, cash-flow visibility and re-chartering flexibility. We plan to maintain a significant base of multi-year time charters for our ships but as we grow we will also assess the attractiveness of longer and shorter-term employment opportunities to maximize risk adjusted returns.

Strengthen relationships with existing customers. We expect BG Group and Shell will further expand their LNG operations, and that their demand for LNG shipping capacity will consequently increase. While we cannot guarantee that BG Group and Shell will further expand their LNG operations or that they will use our services, we believe we are well positioned to support them in executing their growth plans if their demand for LNG carriers and services increases in the future.

Opportunistically seek to expand and diversify our customer base. We intend to develop the relationships that we already have with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with the aim of supporting their growth programs and capitalizing on attractive opportunities these potential customers may offer. We believe our operational expertise, in combination with our reputation and track record in LNG shipping, positions us favorably to capture additional commercial opportunities in the LNG industry.

Provide high-quality customer service that acts as a benchmark for the industry. We intend to adhere to the highest standards of reliability, safety and operational excellence as we execute our fleet expansion plans. Maintaining the highest safety and technical standards will, we believe, provide greater commercial opportunities to service new and existing customers.

Diversify our financing sources. To date, we have used a combination of long-term bank debt, bonds and common equity to finance our ship acquisitions. We are also actively evaluating other financing sources and as a result, we may seek to take advantage of opportunities for other forms of financing that may be available, including through our proposed MLP initial public offering.

Our Relationship to Our Controlling Shareholders

Our chairman, Peter G. Livanos, is our largest shareholder through his ownership of Ceres Shipping Ltd., or “Ceres Shipping”, which has a majority ownership interest in Blenheim Holdings Ltd., or “Blenheim Holdings”. The shipping activities of the Livanos family commenced more than 100 years ago, and Ceres Shipping also has interests in tankers, dry bulk carriers and containerships. Ceres Shipping’s LNG shipping activities commenced in 2001, and its operations in the LNG shipping sector are conducted exclusively through GasLog. Prior to this offering, entities controlled by members of the Livanos family, including our chairman, are deemed to beneficially own approximately 41.5% of our issued and outstanding common shares. After giving effect to the offering, Mr. Livanos expects to beneficially own approximately 39.3% of our common shares (39.0% if the underwriters’ exercise their option to purchase additional shares). As a result of his ownership of our common shares, Mr. Livanos can effectively control the outcome of most matters on which our shareholders are entitled to vote.

Anthony Papadimitriou, a member of our Board, was originally designated by the Onassis Foundation to serve as one of our directors. Prior to this offering, the Onassis Foundation beneficially owned 8.4% of our issued and outstanding common shares. After giving effect to the offering, the Onassis Foundation expects to beneficially own approximately 8.0% of our common shares (7.9% if the underwriters’ exercise their option to purchase additional shares).

Corporate Information

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

The Offering

Issuer	GasLog Ltd.
Common shares offered	4,250,000 shares.
4,887,500 shares, if the underwriters exercise their option to purchase additional shares in full.
Common shares to be issued and outstanding immediately after this offering	80,355,626 shares.
80,993,126 shares, if the underwriters exercise their option to purchase additional shares in full.
Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $95 million ($110 million if the underwriters exercise their option to purchase additional shares in full). We plan to use the net proceeds of this offering to fund a portion of the purchase price of the Pending Vessel Acquisition. Any excess proceeds will be available for general corporate purposes, including initial amounts that we would be required to pay to Samsung if we elect to exercise the newbuilding options we hold. In addition, if for any reason the Pending Vessel Acquisition is not completed, the entire net proceeds will be available for general corporate purposes.

The Company has also obtained commitments from Citibank for a $325.5 million secured debt facility and a $100.0 million bridge loan facility to fund a portion of the purchase price of the Pending Vessel Acquisition. However, as a result of this offering we do not expect to draw under the bridge loan facility.

Dividends

In November 2013, our Board of Directors determined to raise our quarterly dividend from $0.11 per share to $0.12 per share, beginning with the dividend paid on December 9, 2013 to shareholders of record as of November 25, 2013. On February 27, 2014, our Board of Directors declared a quarterly cash dividend of $0.12 per common share that was paid on March 25, 2014, to shareholders of record as of March 10, 2014. Declaration of any dividend is subject to the discretion of our Board of Directors.

NYSE listing	Our common shares are listed on the New York Stock Exchange under the symbol “GLOG”.
Risk factors

An investment in our common shares involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 27, 2014.

Summary Consolidated Financial and Other Data

The following table presents summary consolidated financial and other data of GasLog Ltd. for each of the five years in the five-year period ended and as of December 31, 2013. The summary consolidated financial data of GasLog Ltd. as of December 31, 2012 and 2013, and for each of the three years in the period ended December 31, 2013, is a summary of and is derived from our audited consolidated financial statements and notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F. The summary consolidated financial data as of December 31, 2009, 2010 and 2011, and for the years ended December 31, 2009 and 2010, is a summary of and is derived from our audited consolidated financial statements, which are not included in our Annual Report on Form 20-F. Our consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, or “IFRS”, as issued by the International Accounting Standards Board, or the “IASB”.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F. You should also read “Item 5. Operating and Financial Review and Prospects” of our Annual Report on Form 20-F.

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars, except share and per share data)
STATEMENT OF INCOME DATA
Revenues	$8,528	$39,832	$66,471	$68,542	$157,240
Vessel operating and supervision costs	(3,056)	(8,644)	(12,946)	(14,646)	(34,919)
Depreciation of fixed assets	(126)	(6,560)	(12,827)	(13,065)	(29,322)
General and administrative expenses	(6,241)	(11,571)	(15,997)	(20,380)	(21,597)

(Loss)/profit from operations	(894)	13,056	24,701	20,451	71,402

Financial costs including gain/(loss) on swaps	(72)	(5,046)	(12,356)	(18,453)	(16,354)
Financial income	52	121	42	1,174	411
Gain on financial investments	4,689	—	—	—	—
Share of profit of associate	635	1,460	1,312	1,078	1,470
Gain on disposal of subsidiaries	—	—	25	—	—

Total other income/(expense)	5,304	(3,465)	(10,978)	(16,201)	(14,473)

Profit for the year	$4,409	$9,591	$13,723	$4,250	$56,929

Profit attributable to owners of the Group	$4,409	$9,849	$14,040	$4,250	$56,929
Loss attributable to non-controlling interest	$—	$(258)	$(317)	$—	$—
Earnings per share, basic and diluted(1)	$0.12	$0.25	$0.36	$0.07	$0.91
Weighted average number of shares, basic(1)	35,700,000	35,700,000	35,837,297	56,093,775	62,863,665
Weighted average number of shares, diluted(1)	35,700,000	39,101,496	39,101,496	56,695,519	62,863,665
Dividends declared per share(1)(2)	$—	$0.44	$0.22	$0.11	$0.45

	As of December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars)
STATEMENT OF FINANCIAL POSITION DATA
Cash and cash equivalents	$7,240	$23,270	$20,093	$110,978	$103,798
Short-term investments	—	—	—	104,674	4,500
Investment in associate(3)	7,113	7,003	6,528	6,856	6,326
Tangible fixed assets(4)	475	450,265	438,902	426,880	1,529,720
Vessels under construction and advances for vessels	246,445	18,700	109,070	217,322	120,295
Total assets	277,924	512,005	607,013	908,768	1,816,679
Borrowings-current portion	4,191	22,640	24,277	25,753	100,320
Borrowings-non-current portion	170,869	287,597	256,788	228,515	1,014,754

	As of December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars)
Share capital(1)	391	391	391	629	629
Equity attributable to owners of the Group	91,017	171,733	290,414	603,271	639,533
Non-controlling interest	—	9,199	—	—	—
Total equity	91,017	180,932	290,414	603,271	639,533

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars)
OTHER FINANCIAL DATA
EBITDA(6)	$4,555	$21,076	$36,140	$27,811	$119,421
Adjusted EBITDA(6)	4,632	20,859	38,738	34,047	101,618
Net debt at end of period(6)	172,933	293,853	262,074	144,141	1,019,424

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars)
CASH FLOW DATA
Net cash from operating activities	$134	$25,633	$27,001	$24,918	$86,745
Net cash used in investing activities	(32,167)	(212,806)	(86,464)	(212,621)	(935,516)
Net cash from financing activities	33,796	203,203	56,286	278,811	840,481

	Year Ended December 31,
	2009	2010	2011	2012	2013
FLEET DATA(5)
Number of managed vessels at end of period	8	14	14	14	20
Average number of managed vessels during period	8.0	10.3	14.0	14.0	16.9
Number of owned vessels at end of period	—	2	2	2	8
Average number of owned vessels during period	—	1.0	2.0	2.0	5.0
Average age of owned vessels (years)	—	0.5	1.5	2.5	1.7
Total calendar days for owned fleet	—	372	730	732	1,832
Total operating days for owned fleet	—	372	730	732	1,808

(1)	Gives effect to the 238-for-1 share split effected on March 13, 2012.

(2)

Of the total $17.25 million, $8.5 million, $6.9 million and $28.3 million dividends declared, respectively, during the years ended December 31, 2010, 2011, 2012 and 2013, $16.77 million, $0.77 million, $6.9 million and $28.3 million, respectively, was paid in cash and the remainder was contributed to the capital of the Company by our existing majority shareholder.

(3)	Consists of our 25% ownership interest in Egypt LNG Shipping Ltd. or “Egypt LNG”.

(4)	Includes delivered ships (including drydocking component of ship cost) as well as office property and other tangible assets, less accumulated depreciation.

(5)

Presentation of fleet data does not include newbuildings on order during the relevant periods. The data presented regarding our managed fleet includes our owned fleet as well as ships owned by BG Group and Egypt LNG that are operating under our management.

(6)	Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest income and expense, realized gain/(loss) on swaps held for trading, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before unrealized gain/(loss) on swaps and foreign exchange gains/(losses). EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are used as supplemental financial measures by management and external users of financial statements, such as investors, to assess our operating performance. We believe that these non-GAAP financial measures assist our management and investors by increasing the comparability of our performance from period to period. We believe that including EBITDA and Adjusted EBITDA assists our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to continue to hold our common shares. This increased comparability is achieved by excluding the potentially disparate effects between periods of interest, realized gain/(loss) on swaps held for trading, taxes, depreciation and amortization and, in the case of Adjusted EBITDA, unrealized gain/(loss) on swaps and foreign exchange gains/(losses) which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect profit/(loss) from operations between periods.

EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered as alternatives to, or as substitutes for, profit/(loss), profit/(loss) from operations, or any other measure of financial performance presented in accordance with IFRS. These non-GAAP financial measures exclude some, but not all, items that affect profit/(loss), and these measures may vary among other companies. In evaluating Adjusted EBITDA you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the excluded items. Therefore, the non-GAAP financial measures as presented below may not be comparable to similarly titled measures of other companies in the shipping or other industries.

The following table reconciles EBITDA and adjusted EBITDA to profit/(loss), the most directly comparable IFRS financial measures, for the periods presented:

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars)
Reconciliation of EBITDA and Adjusted EBITDA to Profit:
Profit for the year	$4,409	$9,591	$13,723	$4,250	$56,929
Depreciation of fixed assets	126	6,560	12,827	13,065	29,322
Financial costs excluding unrealized gain/(loss) on interest rate swaps	72	5,046	9,631	11,670	33,581
Financial income	(52)	(121)	(42)	(1,174)	(411)

EBITDA	$4,555	$21,076	$36,140	$27,811	$119,421
Unrealized loss/(gain) on swaps, net	—	—	2,725	6,783	(17,227)
Foreign exchange losses/(gains), net	77	(217)	(126)	(547)	(576)

Adjusted EBITDA	$4,632	$20,859	$38,738	$34,047	$101,618

Net debt. Net debt, which is a non-GAAP financial measure, is defined as the sum of Borrowings—current portion and Borrowings—non-current portion, less cash and cash equivalents (excluding cash held in ship management client accounts) as of the end of the relevant year/period. We believe that Net debt assists our management and investors by providing a means to assess our leverage while giving consideration to the cash and cash equivalents we hold. The following table sets forth a reconciliation of Net debt to Borrowings for the dates presented:

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands of U.S. dollars)
Reconciliation of Net debt to Borrowings
Borrowings-non-current portion	$170,869	$287,597	$256,788	$228,515	$1,014,754
Borrowings-current portion	4,191	22,640	24,277	25,753	100,320
Cash and cash equivalents	(7,240)	(23,270)	(20,093)	(110,978)	(103,798)
Ship management client accounts(a)	5,113	6,886	1,102	851	8,148

Net debt	$172,933	$293,853	$262,074	$144,141	$1,019,424

(a)	We hold funds in ship management client accounts on behalf of our vessel management customers to cover operating expenses of customer-owned ships operating under our management.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 5 of our Annual Report on Form 20-F, which was filed with the SEC on March 27, 2014 and incorporated herein by reference, before investing in our common shares. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Risks Related to the Pending Vessel Acquisition

We cannot assure you that we will complete the Pending Vessel Acquisition, in which case we may use the net proceeds of this offering for general corporate purposes.

We plan to use the net proceeds of this offering to fund a portion of the purchase price of the Pending Vessel Acquisition. If we cannot complete the purchase of any of the ships for any reason, we will have the discretion to apply the proceeds of this offering for general corporate purposes, including the acquisition of other ships. We will not escrow the net proceeds from this offering and will not return the net proceeds of this offering if we do not complete the Pending Vessel Acquisition. Any alternative use of proceeds may not generate as much cash flow as the ships to be acquired in the Pending Vessel Acquisition.

In order to fund the Pending Vessel Acquisition we will be required to incur additional indebtedness, and we could decide to obtain financing under a bridge loan facility.

In order to finance the Pending Vessel Acquisition, we have obtained a commitment from Citibank for $325.5 million of debt financing with a two year maturity and a bridge loan facility for up to $100.0 million. Completion of the debt financing is subject to certain conditions including the execution of definitive documentation. The $325.5 million loan will be secured by the ships in the Pending Vessel Acquisition and will contain covenants and events of default which are generally consistent with our other long-term ship financing facilities. If this offering is not consummated, we may elect to borrow under the bridge loan facility. The interest rates and other financial terms for debt incurred pursuant to the bridge loan facility, which would have a six month maturity from the signing of the commitment letter, or to replace or refinance any debt incurred under the bridge loan facility would generally be less favorable than the financing arrangements contemplated by the $325.5 million loan. As a result of this offering we do not expect to draw under the bridge loan facility.

Risks Related to the Proposed MLP Initial Public Offering

The formation of a master limited partnership for purposes of the proposed MLP initial public offering may involve issuance of interests to third parties representing a substantial portion of our assets.

As described above, on April 7, 2014, we filed a registration statement on Form F-1 with the SEC for an initial public offering of units in a MLP to be formed to own certain of our LNG carriers. See “Recent Developments—Proposed Master Limited Partnership Units Offering.” If we complete the proposed MLP initial public offering, we would contribute certain of our ships or ship-owning subsidiaries to a master limited partnership on terms with which you may not agree or may believe are not in the best interests of the holders of our common shares. The master limited partnership would issue equity securities to public or private investors and apply the substantial part of the proceeds to reduce ship-related indebtedness. While any such transaction would reduce our overall indebtedness, it would also reduce our indirect percentage interest in the transferred ships (and ship-owning subsidiaries) and our rights to cash flows related to the transferred ships. While the Company initially expects to consolidate the financial results of the MLP, the non-controlling interest in the MLP represented by the common units held by public investors in the MLP may have a potential material impact to the earnings attributable to the existing shareholders of the Company and related earnings per share. There is no assurance that the proposed MLP initial public offering will be consummated.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•

general liquefied natural gas, or “LNG”, and LNG shipping market conditions and trends, including charter rates, ship values, factors affecting supply and demand, technological advancements and opportunities for the profitable operation of LNG carriers;

•	our ability to enter into time charters with our existing customers as well as new customers;

•	our contracted charter revenue;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	the effect of volatile economic conditions and the differing pace of economic recovery in different regions of the world;

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our ability to complete the formation of a proposed master limited partnership;

•	our expectations relating to dividend payments and our ability to make such payments;

•

our ability to enter into shipbuilding contracts for newbuildings and our expectations about the availability of existing LNG carriers to purchase, as well as our ability to consummate any such acquisitions;

•	our expectations about the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	number of off-hire days, drydocking requirements and insurance costs;

•	our anticipated general and administrative expenses;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	expiration dates and extensions of charters;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	requirements imposed by classification societies;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus supplement.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus supplement. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus supplement.

We caution that these and other forward-looking statements included in this prospectus supplement represent our estimates and assumptions only as of the date of this prospectus supplement and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus supplement are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the “Risk Factors” section of this prospectus supplement. As a result, the forward-looking events discussed in this prospectus supplement might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common shares.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $95 million ($110 million if the underwriters exercise their option to purchase additional shares in full). We plan to use the net proceeds of this offering to fund a portion of the purchase price of the Pending Vessel Acquisition. Any excess proceeds will be available for general corporate purposes, including initial amounts that we would be required to pay to Samsung if we elect to exercise the newbuilding options we hold. In addition, if for any reason the Pending Vessel Acquisition is not completed, the entire net proceeds will be available for general corporate purposes.

CASH AND CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents and (ii) consolidated capitalization as of December 31, 2013 on an:

•	actual basis;

•	as adjusted basis, giving effect to the following transactions, which occurred during the period from January 1, 2014 to April 10, 2014:

(i)	the January 2014 Equity Financing;

(ii)	scheduled debt payments totaling $14.65 million;

(iii)	drawdown of $2.68 million under the $50 million revolving facility with DNB Bank ASA, UBS AG, National Bank of Greece S.A., Commonwealth Bank of Australia and Skandinaviska Ensklida Banken AB (publ);

(iv)	drawdown of $325.5 million of indebtedness under the loan agreement with Citibank to finance the Completed Vessel Acquisition;

(v)

the payment of $465.0 million for the purchase price of the Completed Vessel Acquisition (the payment of the remaining $3.0 million will be made at the end of the initial term of the charter party agreements); and

(vi)	dividends of $9.13 million paid on March 25, 2014, to shareholders of record as of March 10, 2014.

•

as further adjusted basis, giving effect to (i) the issuance and sale of 4,250,000 shares offered hereby (assuming the underwriters’ option to purchase additional shares is not exercised) at a public offering price of $23.75 per share, after deducting underwriting discounts and commissions of $5.05 million and estimated offering expenses of $0.48 million, resulting in net proceeds of approximately $95.42 million, (ii) the incurrence of $325.5 million of indebtedness under the committed secured debt facility to finance the Pending Vessel Acquisition, and (iii) the payment of $465.0 million for the purchase price of the Pending Vessel Acquisition (the payment of the remaining $3.0 million will be made at the end of the initial term of the charter party agreements).

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between December 31, 2013, and the date of this prospectus supplement.

This table should be read in conjunction with our audited financial statements for the year ended December 31, 2013, and the notes thereto included in our Annual Report on Form 20-F, filed with the SEC on March 27, 2014, incorporated by reference in this prospectus supplement.

	As of December 31, 2013
	Actual	As Adjusted	As Further Adjusted
Cash
Cash and cash equivalents	$103,797,922	$142,639,952	$98,555,577

Debt:(1)
Current portion of borrowings	$100,320,398	$103,001,648	$103,001,648
Non-current portion of borrowings	1,014,753,538	1,325,606,680	1,651,106,680

Total debt	1,115,073,936	1,428,608,328	1,754,108,328

Equity Attributable to Shareholders:

Common shares, par value $0.01 per share; 500,000,000 shares authorized on an actual, as adjusted and as further adjusted basis; 62,863,166 shares issued and outstanding on an actual basis; 76,105,626 shares issued and outstanding on an as adjusted basis; 80,355,626 shares issued and outstanding on an as further adjusted basis

Share capital(2)	628,632	761,057	803,557
Contributed surplus	614,964,431	814,272,319	909,645,444
Reserves	(3,428,313)	(3,428,313)	(3,428,313)
Retained Earnings	27,368,310	18,235,635	18,235,635

Total equity attributable to shareholders	$639,533,060	$829,840,698	$925,256,323

Total capitalization	$1,754,606,996	$2,258,449,026	$2,679,364,651

(1)

All of our bank indebtedness is secured by mortgages on our owned ships and is guaranteed by the Company. Our NOK 500 million bond (the carrying amount of which, net of unamortized financing costs, as of December 31, 2013 is $79,777,072) is unsecured. Debt presented does not include an undrawn amount of $7.83 million from the revolving facility of GAS-two Ltd. which is available to be drawn under certain conditions and the one loan facility with an aggregate undrawn amount of $435 million that will be used to finance a portion of the contract prices of three of our newbuildings upon their deliveries.

(2)	Does not include any shares that may be issued under the Company’s 2013 Omnibus Incentive Compensation Plan.

MARKET PRICE OF COMMON SHARES

Since our initial public offering in the United States on April 4, 2012, our common shares have been listed on the New York Stock Exchange under the symbol “GLOG”. The following table shows the high and low closing sales prices for our common shares during the indicated periods.

	Price Range
	High	Low
Year ended December 31, 2012	$12.54	$8.95
Year ended December 31, 2013	17.41	11.93
Second Quarter 2012	12.49	8.95
Third Quarter 2012	11.65	9.54
Fourth Quarter 2012	12.54	10.55
First Quarter 2013	13.30	12.10
Second Quarter 2013	13.91	11.93
Third Quarter 2013	15.17	12.63
Fourth Quarter 2013	17.41	14.11
October 2013	15.16	14.11
November 2013	15.93	15.01
December 2013	17.41	15.20
January 2014	22.00	16.24
February 2014	21.87	19.71
March 2014	24.30	21.70
April 2014 (to April 10)	25.30	23.69

DIVIDEND POLICY

Commencing with a dividend of $0.11 per share for the fourth quarter ended December 31, 2012, we have declared a cash dividend to our shareholders for six consecutive quarters since our initial public offering in March 2012. In November 2013, our Board of Directors determined to raise our quarterly dividend from $0.11 per share to $0.12 per share, beginning with the dividend paid in the fourth quarter ended December 31, 2013.

As our fleet expands, we will evaluate changes to the quarterly dividend consistent with our cash flow and liquidity position. Our policy is to pay dividends in amounts that will allow us to retain sufficient liquidity to fund our obligations as well as execute our business plan going forward. The declaration and payment of any dividend is subject to the discretion of our Board of Directors and the requirements of Bermuda law. In addition, our credit facilities and our outstanding bonds impose limitations on our ability to pay dividends. Our Board of Directors will determine the timing and amount of all dividend payments, based on various factors, including our earnings, financial condition, cash requirements and availability, restrictions in our credit facilities and the provisions of Bermuda law. Accordingly, we cannot guarantee that we will be able to pay quarterly dividends.

Set out below is a table showing the quarterly dividends per share paid since our initial public offering.

Dividends Paid
2012
Fourth Quarter	$0.11 per share
2013
First Quarter	$0.11 per share
Second Quarter	$0.11 per share
Third Quarter	$0.11 per share
Fourth Quarter	$0.12 per share
2014
First Quarter	$0.12 per share

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 500,000,000 common shares, par value $0.01 per share, of which, as of April 10, 2014, 76,105,626 shares were issued and outstanding. Immediately after completion of this offering 80,355,626 shares will be outstanding (80,993,126 shares if the underwriters exercise their option to purchase additional shares in full).

Holders of our common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of our common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of our common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued common shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors.

Any cash dividends payable to holders of our common shares listed on the NYSE will be paid to American Stock Transfer & Trust Company, LLC, our transfer agent in the United States, for disbursement to those holders.

For additional information, we refer you to our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

MATERIAL TAX CONSIDERATIONS

You should carefully read the discussion of the principal Bermuda and U.S. Federal income tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—E. Tax Considerations”.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares in this offering, other than the underwriting discount, will be as follows:

SEC Registration Fee*	$14,951
Printing	50,000
Legal Fees and Expenses	285,000
Accountants’ Fees and Expenses	75,000
NYSE Fees*	18,328
FINRA Fee*	17,912
Miscellaneous Costs	13,809

Total	$475,000

*	Previously paid.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered hereby. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Citigroup Global Markets Inc. and RS Platou Markets AS are acting as joint book-running managers of the offering.

Name	Number of Shares
Citigroup Global Markets Inc	2,550,000
RS Platou Markets AS	1,700,000

Total	4,250,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an 637,500 additional shares from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$23.7500	$100,937,500.00	$116,078,125.00
Underwriting discounts paid by us	$1.1875	$5,046,875.00	$5,803,906.25
Proceeds to Company	$22.5625	$95,890,625.00	$110,274,218.75

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $475,000. We have agreed to reimburse the underwriters for certain legal expenses relating solely to state “Blue Sky” qualifications and FINRA filings in connection with the offering in an amount not to exceed $10,000, which reimbursement is deemed underwriting compensation by FINRA.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.7125 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

No Sale of Similar Securities

The Company and our officers, directors and our major shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares, or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Citigroup Global Markets Inc. and RS Platou Markets AS.

NYSE Listing

Our common shares are listed on the NYSE under the symbol “GLOG”.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Debt Commitment and Bridge Loan Facility

In connection with the Pending Vessel Acquisition, we have obtained commitments from Citibank for a $325.5 million of debt financing with a two year maturity and a short-term bridge loan facility for up to $100.0 million. However, as a result of this offering we do not expect to draw on the bridge loan facility. Completion of the debt financing is subject to certain conditions including the execution of mutually satisfactory definitive documentation.

Conflict of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In particular, Citibank and Citibank International Plc. are lenders under the GAS-fifteen Ltd. credit facility and Citibank International Plc. is a lender under the GAS-five and GAS-six credit facility. In addition, (i) we have entered into a loan agreement with Citibank for $325.5 million of debt financing with a two year maturity in connection with the financing of the Completed Vessel Acquisition and (ii) we have obtained a commitment from Citibank for $325.5 million of debt financing with a two year maturity and a $100.0 million short- term bridge loan facility to fund a portion of the Pending Vessel Acquisition. However, as a result of this offering we do not expect to draw under the bridge loan facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Citigroup Global Market Inc.’s address is 388 Greenwich Street, New York, New York 10013, and RS Platou Markets AS’ address is Haakon VII’s gate 10, P.O. Box 1474 Vika, 0116 Oslo, Norway.

RS Platou Markets AS is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering by RS Platou Markets AS is within the United States, RS Platou Markets AS will offer to and place common shares with investors through RS Platou Markets, Inc., an affiliated U.S. broker-dealer. The activities of RS Platou Markets AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of our common shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of our common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our common shares to be offered so as to enable an investor to decide to purchase any of our common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(l)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entitles, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or reply on this document or any of its contents.

France

Neither this prospectus supplement nor any other offering material relating to our common shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European economic area and notified to the Autorité des Marchés Financiers. Our common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to our common shares have been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any other offer for subscription or sale of our common shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restrient d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1- or 3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

Our common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Switzerland

Our common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or “SIX”, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our common shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of our common shares has not been and will not be authorized under the

Swiss Federal Act on Collective Investment Schemes, or “SCISA”. The investor protection afforded to acquirers of interests in collective investment schemes under the SCISA does not extend to acquirers of our common shares.

This prospectus supplement as well as any other material relating to our common shares is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been sent in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

Our common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares may not be circulated or distributed, nor may our common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our common shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan

Our common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and no securities will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Bermuda

Our common shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act 2003 of Bermuda (as amended). Additionally, non-Bermudian persons may not carry on or engage in any trade or business in Bermuda unless such persons are authorized to do so under applicable Bermuda legislation. Engaging in the activity of offering or marketing our common shares in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

Australia

This document is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

Our common shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to our common shares has been, or will be, prepared.

This document does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our common shares shall be deemed to be made to such recipient and no applications for our common shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common shares you undertake to us that, for a period of 12 months from the date of issue of our common shares, you will not transfer any interest in our common shares to any person in Australia other than to a wholesale client.

Greece

Our common shares have not been approved by the Hellenic Capital Markets Commission for distribution and marketing in Greece. This document and the information contained therein do not and shall not be deemed to constitute an invitation to the public in Greece to purchase the securities. Our common shares may not be advertised, distributed, offered or in any way sold in Greece except as permitted by Greek law.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A majority of our directors and some of the named experts referred to in this prospectus supplement are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

LEGAL MATTERS

The validity of the common shares and certain other legal matters, including tax matters, with respect to the laws of Bermuda will be passed upon for us by our special counsel as to Bermuda law, Conyers Dill & Pearman Limited. Certain matters with respect to this offering, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP may rely on the opinion of Conyers Dill & Pearman Limited for all matters of Bermuda law. Certain matters with respect to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements of GasLog Ltd., incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus supplement. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800- SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus supplement and GasLog Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus supplement incorporates by reference certain documents including the following:

•	our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 27, 2014;

•

the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

The Management’s Discussion and Analysis of Financial Condition and Results of Operation (the “MD&A”) and the Financial Statements included as items 5 and 18 in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on March 27, 2014, supersede the MD&A and the Financial Statements attached as exhibits 99.1 and 99.2 to our report on Form 6-K, filed with the SEC on February 28, 2014. Accordingly, investors should read and rely upon those sections in the Annual Report on Form 20-F.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of our common shares made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of our common shares, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogltd.com. Requests for such information should be made to us at the following address:

GasLog Ltd.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15

Attention: Head of Legal

You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$500,000,000

GasLog Ltd.

Common Shares
Preference Shares
Debt Securities
Warrants
Rights
Units

Through this prospectus, we may offer common shares, preference shares, debt securities, warrants, rights and units from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 36,717,774 common shares. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933, rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common shares are traded on the New York Stock Exchange under the symbol “GLOG”.

Our principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at such address is +377 97 97 51 15.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is August 7, 2013.

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FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward-looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•

general liquefied natural gas (“LNG”) and LNG shipping market conditions and trends, including charter rates, ship values, factors affecting supply and demand, technological advancements and opportunities for the profitable operations of LNG carriers;

•	our ability to enter into time charters with our existing customers as well as new customers;

•	our contracted charter revenue;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	the effect of the worldwide economic slowdown;

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities;

•	future, pending or recent acquisitions of ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectations relating to dividend payments and our ability to make such payments;

•

our ability to enter into shipbuilding contracts for newbuildings and our expectations about the availability of existing LNG carriers to purchase, as well as our ability to consummate any such acquisitions;

•	our expectations about the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	number of off-hire days, drydocking requirements and insurance costs;

•	our anticipated general and administrative expenses;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	expiration dates and extensions of charters;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	requirements imposed by classification societies;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in the section entitled “Risk Factors” of this prospectus.

We caution that these and other forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the “Risk Factors” section of this prospectus. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common shares.

THE COMPANY

Unless otherwise indicated, references in this prospectus to “GasLog”, the “Company”, the “Group”, “we”, “our”, “us” or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries or their predecessors, or to such entities collectively. References to “BG Group” refer to BG Group plc or any one or more of its subsidiaries or to such entities collectively; references to “Samsung Heavy Industries” refer to Samsung Heavy Industries Co., Ltd.; and references to “Shell” refer to Royal Dutch Shell plc or any one or more of its subsidiaries or to such entities collectively.

We are a growth-oriented international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Our owned fleet consists of 12 wholly owned LNG carriers, including four ships in operation (two ships delivered to us in 2010 and two ships delivered to us in 2013) and eight LNG carriers on order at the world’s leading LNG shipbuilder, Samsung Heavy Industries. We currently manage and operate 16 LNG carriers, which include our four owned ships in operation, 11 ships owned or leased by BG Group, a leading participant in the global energy and natural gas markets, and one additional LNG carrier in which we have a 25% interest. We are also supervising the construction of our newbuildings. All of our 12 owned ships are, or when delivered will be, newly-built LNG carriers equipped with the latest tri-fuel diesel electric propulsion technology. We have secured time charter contracts for the four ships that have been delivered to us and six of our newbuildings on order that from March 31,

2013 provide total contracted revenue of $1.8 billion during their initial terms, which expire between 2015 and 2026.

Our wholly owned subsidiary, GasLog LNG Services Ltd., exclusively handles the technical management of our fleet, including plan approval for new ship orders, supervision of ship construction and planning and supervision of drydockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental, or “HSSE”, management and reporting. As the sole technical manager of BG Group’s owned fleet of LNG carriers for over 10 years, we have established a track record for the efficient, safe and reliable operation of LNG carriers, which is evidenced by our safety performance and the limited off-hire days of the 16 ships currently operating under our management.

On April 4, 2012, we completed an initial public offering and a concurrent private placement of our common shares. Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticket symbol “GLOG”. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A majority of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $500,000,000 of any combination of the securities described in this prospectus and any selling shareholders may sell up to 36,717,774 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or the selling shareholders sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and GasLog Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 28, 2013;

•	Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on May 15, 2013; and

•

the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogltd.com. Requests for such information should be made to us at the following address:

GasLog Ltd.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: Head of Legal

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	—	—	1.79	2.47	1.36	2.51
Dollar Amount of the Coverage Deficiency	30,146,392	800,408	n/a	n/a	n/a	n/a

We have not issued any preference shares as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interest and before income from equity investee plus interest expensed and capitalized, amortization of capitalized interest, amortization of capitalized expenses related to indebtedness, distributed income of equity investee, and an estimate of the interest within rental expense less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

A description of our common shares can be found in our registration statement on the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF PREFERENCE SHARES

Our bye-laws authorize our board of directors to establish one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series. The issuance of preference shares may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of preference shares with voting and conversion rights may adversely affect the voting power of the holders of shares of our common shares.

The applicable prospectus supplement will describe the following terms of any series of preference shares in respect of which this prospectus is being delivered:

•	the number of shares constituting a series and the distinctive designation of the series;

•

the dividend rate of the series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of the series;

•	the voting rights, if any, of the holders of the series, in addition to the voting rights provided by law;

•

whether the series will have conversion or exchange privileges (including, without limitation, conversion into common shares), and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate;

•	whether the shares of the series will be redeemable or repurchaseable and, if so, the terms and conditions or such redemption or repurchase;

•	whether the series will have a sinking fund for the redemption or repurchase of shares of the series;

•

the rights of the shares of the series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon issuance of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

•

the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any of payment in respect of shares of the series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of the series.

The description in the applicable prospectus supplement of any preference shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable board resolution or specimen share certificate, which will be filed with the SEC if we offer preference shares. For more information on how you can obtain copies of any board resolution or specimen share certificate if we offer preference shares, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable board resolution or the applicable specimen share certificate, and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common shares or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for common shares or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for common shares or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE UNITS

We may issue units consisting of common shares, preference shares, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

SELLING SHAREHOLDERS

This prospectus also covers 36,717,774 common shares, which may be sold by or on behalf of selling shareholders, which may include Blenheim Holdings Ltd. following the expiration of certain existing restrictions on October 4, 2013, or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company or purchased in the open market, in each case, prior to the initial filing of this registration statement.

PLAN OF DISTRIBUTION

We or any selling shareholders may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•

on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us or the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we or the selling shareholders may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling shareholders, or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or the selling shareholders. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or the selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or the selling shareholders may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us or the selling shareholders, any discounts, commissions or concessions allowed or reallowed or paid to dealers and the names of the selling shareholders and the number of securities being offered by them. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we and, if applicable, the selling shareholders, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We or the selling shareholders may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling shareholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us or any selling shareholders for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended. If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us or the selling shareholders, to indemnification by us or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$134,259.54
Printing		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
FINRA Fee		148,146.12
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of GasLog Ltd., incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

4,250,000 Common Shares

GasLog Ltd.

PROSPECTUS SUPPLEMENT

April 11, 2014

Citigroup RS Platou Markets AS